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Exhibit 8.4

International Game Technology 6355 South Buffalo Drive Las Vegas, Nevada 89113	Allen & Overy LLP 1221 Avenue of the Americas New York NY 10020
	Tel	212 610 6300
	Fax	212 610 6399

Our ref        0106749-0000004 NY:20861606.3

December 15, 2014

Ladies and Gentlemen:

        Reference is made to the Registration Statement on Form F-4 (as amended or supplemented through the date hereof, the "Registration Statement") of Georgia Worldwide Limited, a public limited company organized under the Laws of England and Wales ("Holdco"), including the joint proxy statement/prospectus forming a part thereof, relating to the proposed merger of GTECH S.p.A., a joint stock company organized under the Laws of Italy, with and into Holdco, and the proposed merger of Georgia Worldwide Corporation, a Nevada corporation that is a wholly owned subsidiary of Holdco, with and into International Game Technology, a Nevada corporation.

        We have participated in the preparation of the discussion set forth in the section entitled "MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS—The IGT Merger" and "—Special Voting Shares" in the Registration Statement (the "Discussion"). We hereby confirm that the statements set forth in the Discussion represent our opinions as to the matters of law covered by them, subject to the qualifications stated therein.

        We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement, and to the references therein to us. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

Allen & Overy LLP

Allen & Overy LLP is a limited liability partnership registered in England and Wales with registered number OC306763. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales. Allen & Overy LLP is a multi-jurisdictional law firm with lawyers admitted to practise in a variety of jurisdictions. A list of the members of Allen & Overy LLP and their professional qualifications is open to inspection at its registered office, One Bishops Square, London, E1 6AD and at the above address. The term partner is used to refer to a member of Allen & Overy LLP or an employee or consultant with equivalent standing and qualifications.

Allen & Overy LLP or an affiliated undertaking has an office in each of: Abu Dhabi, Amsterdam, Antwerp, Athens, Bangkok, Barcelona, Beijing, Belfast, Bratislava, Brussels, Bucharest (associated office), Budapest, Casablanca, Doha, Dubai, Düsseldorf, Frankfurt, Hamburg, Hanoi, Ho Chi Minh City, Hong Kong, Istanbul, Jakarta (associated office), Johannesburg, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, Munich, New York, Paris, Perth, Prague, Riyadh (associated office), Rome, São Paulo, Shanghai, Singapore, Sydney, Tokyo, Toronto, Warsaw, Washington, D.C. and Yangon.

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  Exhibit 8.4